Exhibit 4.8

CEPHEID

NOTICE OF NON-PLAN RESTRICTED STOCK UNIT AWARD

(INDUCEMENT RESTRICTED STOCK UNIT AWARD)

GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the Cepheid, a California corporation (the “Company”), 2006 Equity Incentive Plan, as amended (the “Plan”), shall have the same meanings in this Notice of Non-Plan Restricted Stock Unit Award (the “Notice’’).

Name:	James Post

Address:	22 Hearthstone Drive
Brookfield, CT 06804

You (“Participant”) have been granted an award of Non-Plan Restricted Stock Units (“RSUs”) subject to the terms and conditions of this Notice and the attached Non-Plan Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”). This RSU award is not being granted under the terms of the Plan and is instead an inducement grant pursuant to Section 5635(c)(4) of The NASDAQ Stock Market Rules.

Number of RSUs:	8,333 Shares

Date of Grant:	December 16, 2013

Vesting Commencement Date:	December 16, 2013

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date.

Vesting Schedule:	Subject to the limitations set forth in this Notice and the RSU Agreement, the RSUs will vest in accordance with the following schedule: 25% on the one-year anniversary of the Vesting Commencement Date and 6.25% on each three-month anniversary thereafter, such that the RSUs will be fully-vested on the four-year anniversary of the Vesting Commencement Date; provided, however, that in the event of your Termination Upon Change of Control, as defined in your Change of Control Retention and Severance Agreement with the Company (the “Change of Control Agreement”), the terms of the Change of Control Agreement shall be applicable to and shall govern the vesting schedule of the RSUs and shall supersede all provisions to the contrary in this Notice and RSU Agreement.

You understand that your employment or consulting relationship or service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice or the RSU Agreement changes the at-will nature of that relationship. You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an employee, director or consultant of the Company. You also understand that this Notice is subject to the terms and conditions of the RSU Agreement, and the Change of Control Agreement, both of which are incorporated herein by reference. Participant has read the RSU Agreement.

PARTICIPANT		CEPHEID

Signature:	/s/ James Post	By:	/s/ John L. Bishop

Print Name:	James Post	Its:	Chairman and CEO

NON-PLAN AWARD AGREEMENT (RESTRICTED STOCK UNITS)

(INDUCEMENT RESTRICTED STOCK UNIT AWARD)

Unless otherwise defined herein, the terms defined in the Cepheid, a California corporation (the “Company”), 2006 Equity Incentive Plan, as amended, shall have the same defined meanings in this Non-Plan Award Agreement (Restricted Stock Units) (the “Agreement”).

You (“Participant”) have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Notice of Non-Plan Restricted Stock Unit Award (the “Notice”) and this Agreement.

1. Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares.

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3. No Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant on RSUs.

4. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

5. Termination. Other than as set forth in your Change of Control Agreement, if Participant’s service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether a Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

6. Withholding and Net Issuance of the Shares. When, under applicable tax laws, Participant incurs tax liability in connection with the vesting or settlement of any RSUs or issuance of Shares in connection therewith that is subject to tax withholding by the Company, the Company shall satisfy the minimum tax withholding obligation on behalf of the Participant and shall withhold from the Shares to be issued, the number of Shares having a Fair Market Value (determined on the date that the amount of tax to be withheld is determined) equal to the amount required to be withheld for income and employment taxes.

7. U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the RSU, Participant will include in income the Fair Market Value of the Shares subject to the RSU. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by applicable law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Further, an RSU may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this RSU with respect to distribution of any deferred compensation. You should consult your personal tax advisor for more information on the actual and potential tax consequences of this RSU.

8. Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice and this Agreement. Participant: (i) acknowledges receipt of a copy of the Agreement prospectus, (ii) represents that Participant has carefully read and is familiar with its provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Notice.

9. Entire Agreement; Enforcement of Rights. This Agreement, the Notice and the Change of Control Agreement constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the RSUs granted hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

10. Compliance with Laws and Regulations. The issuance of the RSUs and the Shares in settlement thereof will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

11. Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

12. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.

13. Certificates. All certificates for Shares or other securities delivered upon settlement of the RSUs will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted. The Company shall issue the Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative.

14. Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then the number of Shares subject to the RSU will be proportionately adjusted, subject to any required action by the Board or the Participant and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

15. Insider Trading Policy. Participant shall comply with the Insider Trading Policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

16. Corporate Transactions.

16.1 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Company shall notify the Participant at least thirty (30) days prior to such proposed action. The RSU will terminate immediately prior to the consummation of such proposed action.

16.2 Assumption or Replacement of RSU by Successor. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the RSU shall be assumed or an equivalent award substituted by the successor corporation (including as a “successor” any purchaser of substantially all of the assets of the Company) or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the RSU, the RSU shall vest and immediately settle upon the consummation of merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company. For the purposes of this paragraph, the RSU shall be considered assumed if, following the merger or sale of assets, the RSU confers the right to receive, for each share of Common Stock subject to the RSU immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent entity, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the settlement of the RSU, for each share of Common Stock subject to the RSU, to be solely common stock of the successor corporation or its parent entity equal in Fair Market Value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

16.3 Other Treatment of RSU. Subject to any greater rights granted to the Participant under the foregoing provisions of this section, in the event of the occurrence of any transaction described in Section 16.2, this RSU will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

17. Exchange and Buy-Out of RSUs. The Committee may, at any time or from time to time authorize the Company, and with the consent of the respective Participant, to pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding RSUs.

18. Administration. This Agreement and the Notice shall be administered by the Committee or by the Board acting as the Committee. The Committee shall have the authority to (i) construe and interpret the Notice and this Agreement, (ii) prescribe, amend and rescind rules and regulations relating to the RSU; (iii) grant waivers of conditions subject to the RSU; (iv) correct any defect, supply any omission or reconcile any inconsistency in this Agreement; and (v) make all other determinations necessary or advisable for the administration of the Notice and this Agreement.

19. Committee Discretion. Any determination made by the Committee with respect to the RSU may be made in its sole discretion at any time, unless in contravention of any express term of this Agreement which requires such determination to be made at the time of grant of the RSU, and such determination will be final and binding on the Company and the Participant. Notwithstanding anything to the contrary, administration of the Notice and this Agreement shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to Participant of taxation under Section 409A of the Code.

20. Disputes. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

21. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

22. Amendment of the Agreement. The Committee may at any time amend this Agreement in any respect; provided, however, that the Committee will not, without the approval of the Participant, amend this Agreement in any manner that impairs the rights of Participant.

23. Definitions. As used in this Agreement, the following terms will have the following meanings:

“Board” means the Board of Directors of the Company.

“Change of Control Agreement” means the Change of Control Retention and Severance Agreement between Participant and the Company dated on or about December 16, 2013.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means common stock of the Company.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(b) if such Common Stock is publicly traded but is not quoted on the Nasdaq Stock Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(c) if none of the foregoing is applicable, by the Committee in good faith.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Shares” means shares of the Company’s Common Stock, as adjusted pursuant to Sections 14 and 16, and any successor security.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Agreement with respect to the Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of the Participant is on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the RSU while on leave from the employ of the Company or a Subsidiary as it may deem appropriate. The Committee will have sole discretion to determine whether the Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

By your signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Notice, this Agreement and the Change of Control Agreement. Participant has reviewed the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.